Exhibit 99.3


                 1Q 2004 EARNINGS CONFERENCE CALL
           Remarks of Michael S. Geltzeiler, SVP and CFO
                         October 30, 2003
Thanks, Tom.

I will briefly review some pertinent details regarding our cash flow performance, current debt position, and planned restructuring initiatives.

As expected, we reported a net use of cash in the first quarter
of fiscal 2004.   This is typical for our business.  Our first
quarter is a period of seasonally low business volumes, while we incur outlays for the build-up of working capital at QSP and Books Are Fun for their fall campaigns. It is also the time when we disburse the previous year's annual management incentives.

Free cash flow was a net use of $71 million for the quarter, $14
million favorable to the first Quarter of Fiscal 2003.   These
results were in line with our expectations. Cash flow performance improved in this year's quarter despite the lower operating results, as most of the $8 million increase in corporate unallocated expenses was non-cash in nature. In addition, working capital improved at Books Are Fun, and last year's results included a one-time disbursement to settle a long-standing legal dispute.

Total debt increased by $87 million to $953 million as of September 30th and cash increased by $11 million to $63
million.   We utilized our revolver to finance the first quarter
working capital build. Looking ahead, the second quarter is our strongest period for operating and cash flow performance. During the second quarter, we expect to fully pay-down our revolver, as well as make an additional principal payment on the term loans.

The company continues to benefit from a favorable interest rate environment. For the quarter, net interest expense was $10 million versus $11 million last year and our weighted average interest rate on our borrowings was slightly less than 4%. Beginning October 2003, our borrowing rates will increase 25 basis points to Libor plus 3%, reflecting our current credit rating.

During the quarter, the company continued to progress its plan to reduce costs by at least $70 million by fiscal 2005. We expect about $50 million of these reductions to incur this year. Global headcount for the core business units declined by approximately 200 positions in the quarter. This excludes the planned headcount increases at QSP US, where they are investing in new
sales personnel.   The company spent $11 million in cash
restructuring expenses this quarter against previously accrued actions. The restructuring expenses accrued as of September 30th are $23 million, the majority of which will be incurred during this fiscal year.

Foreign exchange rates appreciated against the dollar this year compared to last. As a result, Revenues were enhanced by $19 million or 4% for first quarter, whereas operating profit was only favorably affected by less than $1 million. On an exchange
neutral basis, revenues were down 8%.   Operating expenses were
lower by $26 million or 5% on a constant dollar basis. This reduced level of expenses included the $8 million increase in Corporate unallocated expenses; $4 million in incremental investments to launch new magazines and recruit additional sales personnel; and a $3 million prior year gain from the settlement of a legal claim. Excluding these items, first quarter expenses were lower by 8%.

Tom and I will now take your questions.